Exhibit 5.1

DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, NY  10017

 September 30, 2002

R.J. Reynolds Tobacco Holdings, Inc.
R. J. Reynolds Tobacco Company
RJR Acquisition Corp.
401 North Main Street
Winston-Salem, NC  27102

Ladies and Gentlemen:

We have acted as counsel for the underwriters in connection with the Underwriting Agreement dated May 15, 2002 between R.J. Reynolds Tobacco Holdings, Inc. (the “Company”), as issuer, R. J. Reynolds Tobacco Company (“RJRT”) and RJR Acquisition Corp. (“RJRA”), as guarantors (the “Guarantors”), and the Underwriters named in Schedule 1 thereto (the “Underwriters”), pursuant to which the Underwriters severally agreed to purchase from the Company $300,000,000 aggregate principal amount of 6-1/2% Notes due 2007 and $450,000,000 aggregate principal amount of 7-1/4% Notes due 2012 (collectively, together with the guarantees thereof by each of the Guarantors, the “Securities”).  The Securities are to be issued under an Indenture dated as of May 20, 2002 (the “Indenture”) among the Company as issuer, RJRT and RJRA, as guarantors, and The Bank of New York, as trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we have relied on separate counsel as to the due authorization, execution and delivery of the Indenture and the Securities by RJRT.

Based upon the foregoing, we are of the opinion that, as of May 20, 2002, the Securities constituted valid and legally binding obligations of each of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors, respectively, in accordance with their terms, subject to (i) bankruptcy, insolvency and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as Exhibit 5.1 to Amendment No. 1 to the Company’s Current Report on Form 8-K filed on
May 21, 2002.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                                                            Very truly yours,

                                                            /s/ Davis Polk & Wardwell